Exhibit 8.1

List of Subsidiaries of Telecom Argentina S.A.

Subsidiary	Jurisdiction of incorporation	Name under which the subsidiary does business
Núcleo S.A.E.	Paraguay	Núcleo
PEM S.A.	Argentina	PEM
CV Berazategui S.A.	Argentina	CV Berazategui
Cable Imagen S.R.L.	Argentina	Cable Imagen
Televisión Dirigida S.A.	Paraguay	Televisión Dirigida
Adesol S.A.	Uruguay	Adesol
Última Milla S.A.	Argentina	Última Milla
AVC Continente Audiovisual S.A.	Argentina	AVC Continente Audiovisual
Inter Radios S.A.U.	Argentina	Inter Radios
Telecom USA Inc.	USA	Telecom USA
Microsistemas S.A.U.	Argentina	Microsistemas